As filed with the Securities and Exchange Commission on March 10, 2025
Registration No. 333-273843
No. 333-264243
No. 333-257801

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT NO. 333-273843

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT NO. 333-264243

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT NO. 333-257801

UNDER
THE SECURITIES ACT OF 1933
ATI Physical Therapy, Inc.
(Exact name of registrant as specified in its charter

Delaware (State or Other Jurisdiction of Incorporation or Organization)	85-1408039 (I.R.S. Employer Identification No.)

2001 Butterfield Rd., Suite 1600
Downers Grove, IL 60515
(630) 296-2223
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik Kantz
Chief Legal Officer
2001 Butterfield Rd., Suite 1600
Downers Grove, IL 60515
(630) 296-2223
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alexander D. Lynch. Esq.
Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York 10153
Tel: (212) 310-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE1

On July 9, 2021, ATI Physical Therapy, Inc. (the “Company”) filed a Registration Statement on Form S-1 (Registration No. 333-257801), which was subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on July 29, 2021 (as amended, the “First S-1 Registration Statement”). The First S-1 Registration Statement originally registered (i) the issuance by the Company of up to 6,899,991 shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), that may be issued upon the exercise of the public warrants (the “Public Warrants”), (ii) the issuance by the Company of up to 2,966,666 shares of Common Stock issuable upon the exercise of 2,966,666 private placement warrants and (iii) the offer and sale from time to time by the selling securityholders identified in the prospectus, or their permitted transferees, of up to 181,770,282 shares of Common Stock and up to 15,000,000 shares of Common Stock that may be issued pursuant to the earnout provisions of the Agreement and Plan of Merger by and among Fortress Value Acquisition Corp. II, FVAC Merger Corp. II and Wilco Holdco, Inc.

On April 1, 2022, the Company filed Post-Effective Amendment No. 1 to the First S-1 Registration Statement, which was subsequently declared effective by the SEC on April 6, 2022, to (i) include the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that was filed with the SEC on March 1, 2022, and (ii) update certain other information in the First S-1 Registration Statement to reflect then-current business operations.

On April 11, 2022, the Company filed a Registration Statement on Form S-1 (Registration No. 333-264243), which was subsequently declared effective by the SEC on April 26, 2022 (the “Second S-1 Registration Statement”). The Second S-1 Registration Statement originally registered (i) the issuance by the Company of up to 5,226,546 shares of Common Stock issuable upon the exercise of warrants at an initial exercise price of $3.00 per share (the “Series I Warrants”), (ii) the issuance by the Company of up to 6,271,855 shares of Common Stock issuable upon the exercise of warrants at an initial exercise price of $0.01 per share (the “Series II Warrants”) and (iii) the offer and sale from time to time by the selling securityholders identified in the prospectus, or their permitted transferees, of up to 9,807,085 shares of Common Stock, 5,226,546 Series I Warrants and 6,271,855 Series II Warrants.

On August 10, 2022, the Company filed Post-Effective Amendment No. 2 to Form S-1 on Form S-3 to the First S-1 Registration Statement (“Post-Effective Amendment No. 2”), which was subsequently declared effective by the SEC on August 15, 2022, to (i) combine the prospectuses included in the First S-1 Registration Statement and the Second S-1 Registration Statement, pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), (ii) convert the First S-1 Registration Statement into a Registration Statement on Form S-3 and (iii) include an updated prospectus relating to the offering and sale of Common Stock that was registered for issuance or resale on the First S-1 Registration Statement and Second S-1 Registration Statement, including by updating the information regarding the selling securityholders named in the prospectus (the First S-1 Registration Statement as amended by Post-Effective Amendment No. 2, the “2022 S-3 Registration Statement”). Pursuant to Rule 429, Post-Effective Amendment No. 2 also constituted a post-effective amendment to Form S-1 on Form S-3 to the Second S-1 Registration Statement.

On August 9, 2023, the Company filed a Registration Statement on Form S-3 (Registration No. 333-273843), which was subsequently declared effective by the SEC on August 22, 2023 (the “2023 S-3 Registration Statement” and together with the Second S-1 Registration Statement and the 2022 S-3 Registration Statement, the “Effective Registration Statements”). The 2023 S-3 Registration Statement originally registered the resale from time to time by the selling securityholders identified in the prospectus, or their permitted transferees, of up to 12,273,125 shares of Common Stock.

1 All pre-June 14, 2023 share and per share dollar amounts herein do not reflect a one-for-fifty reverse-stock split of the Common Stock effected by the Company on June 14, 2023.

DEREGISTRATION OF UNSOLD SECURITIES

The Company is filing this Post-Effective Amendment No. 1 to the 2023 S-3 Registration Statement, Post-Effective Amendment No. 2 to the Second S-1 Registration Statement and Post-Effective Amendment No. 3 to the 2022 S-3 Registration Statement and (together, the “Post-Effective Amendments”) to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Effective Registration Statements. On June 6, 2023, the New York Stock Exchange (“NYSE”) filed a Form 25 with the SEC for removal of the Public Warrants from listing and registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Form 25 became effective on June 16, 2023, at which time the Public Warrants were automatically delisted from NYSE. On December 4, 2024, the NYSE filed a Form 25 with the SEC for removal of the Common Stock from listing and registration under Section 12(b) of the Exchange Act. The Form 25 became effective on December 16, 2024, at which time the Common Stock was automatically delisted from NYSE.

The Company intends to file a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act and Suspension of Duty to File Reports under Sections 13 and 15(d) of the Exchange Act. In connection therewith, the Company has terminated all offerings of its securities pursuant to the Effective Registration Statements. In accordance with the undertakings made by the Company in Part II of the Effective Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Effective Registration Statements as of the date hereof. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Effective Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Downers Grove, State of Illinois, on March 10, 2025.

ATI PHYSICAL THERAPY, INC.

By:	/s/ Erik Kantz
Erik Kantz
Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Effective Registration Statements in reliance upon Rule 478 under the Securities Act.